Exhibit 99.1

Ocean Power Technologies, Inc. First Quarter Fiscal 2026 Results

Ocean Power Technologies Backlog Surges 184%

Drives Accelerating Growth Outlook

MONROE TOWNSHIP, N.J., Sept 15, 2025 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for its fiscal first quarter (“1Q26”) Highlights include:

1Q26 RESULTS

●	Backlog at July 31, 2025 was $15.0 million, a 184% increase over the 1Q25.
●	Pipeline as of July 31, 2025 was $133.5 million, a 45% increase over the $92.0 million pipeline at April July 31, 2024.
●	Cash operating expenses were consistent with the prior year’s cash operating expense levels, with the year-over-year increase detailed below attributable to non-cash stock compensation expense.
●	Revenues for 1Q26 of $1.2 million decreased 9% compared to 1Q25 revenues of $1.3 million.

1Q26 and RECENT BUSINESS HIGHLIGHTS:

●	We expanded our partnership with UAE-based Unique Group through a Master Services Agreement, strengthening our regional growth strategy. The agreement positions Unique Group as OPT’s execution partner for non-defense WAM-V® USV projects in the UAE, with immediate leasing of a WAM-V 22 and plans for fleet expansion and revenue sharing. OPT also plans to establish a dedicated MRO hub in the UAE, enhancing service capacity while creating a scalable path to recurring revenue and long-term growth.
●	We unveiled a major upgrade to our AI-enabled Merrows™ Maritime Domain Awareness Solution (MDAS), significantly enhancing its performance, stability, and security while expanding interoperability across surface, subsurface, and aerial platforms. The enhanced Merrows™ strengthens its role as an ISR node, providing operators with persistent watch capabilities, multi-user monitoring, and seamless integration of third-party data sources including AIS, weather, and mapping feeds. Together with OPT’s PowerBuoy® and WAM-V® platforms, Merrows™ now delivers a scalable and autonomous monitoring network that positions OPT as a mission-critical partner within maritime security and intelligence.
●	We expanded our U.S. presence with a new office at the Association for Uncrewed Vehicle Systems International (AUVSI) headquarters in Washington, D.C., strengthening our strategic position in the fast-growing uncrewed systems market. This move enhances our access to key government and industry stakeholders, creating new pathways for commercial opportunities and policy engagement that support long-term revenue growth.
●	We reinforced our role as a policy and industry thought leader by testifying before the New Jersey Legislature on the state’s opportunity to lead the emerging U.S. marine energy sector. In his remarks, President and CEO Philipp Stratmann highlighted how OPT’s proven technologies and track record position the Company to help shape favorable policy, unlock new market opportunities, and drive long-term revenue growth. By leveraging its leadership in marine energy innovation, OPT is influencing national conversations that align renewable power, maritime security, and economic development.

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Management Commentary – Dr. Philipp Stratmann, OPT’s President and Chief Executive Officer

“ Momentum across our markets continues to accelerate, as reflected in both our record backlog and the expansion of our pipeline. Customers are increasingly turning to OPT for solutions that combine maritime autonomy, renewable power, and advanced analytics to deliver critical ocean data as a service. With demand growing and our solutions gaining recognition globally as reliable, persistent, ready and primed, we believe OPT is exceptionally well positioned to capture new opportunities and expand our leadership in autonomous, persistent, and resident maritime systems.”

1Q26 FINANCIAL HIGHLIGHTS

●	Revenues for 1Q26 decreased $0.1 million to $1.2 million, a 9% decrease from 1Q25 revenue of $1.3 million.
●	Gross loss for 1Q26 was $23 thousand as compared to a gross profit of $0.4 million for 1Q25.
●	Operating expenses increased $2.1 million or 44% to $7.1 million in 1Q26, as compared to $4.9 million in 1Q25 due to a $2.1 million increase in non-cash stock compensation expenses.
●	Net loss was $7.4 million for 1Q26, as compared to a net loss of $4.5 million for 1Q25, primarily driven by the $2.1 million increase in non-cash stock compensation .
●	Backlog increased $9.7 million or 184% to $15.0 million as of July 31, 2025 as compared to $5.3 million at July 31, 2024. Our backlog includes unfilled firm written orders for our products and services from commercial or governmental customers, which we call orders. We believe the disclosure of orders is a useful metric for investors, as it helps support our future revenue expectations and adds validity to our strategic growth plan. Company management uses orders as a tool to manage expected growth, budget and cash requirements, and to monitor the success of our sales and marketing efforts. If any of our orders were to be terminated, delayed or revised downward, our orders and our backlog would be reduced by the expected value of the remaining terms of such contract.

Balance Sheet and Cash Flows:

●	Combined cash, unrestricted cash, cash equivalents and short-term investments as of July 31, 2025, was $10.0 million, which compares to $3.3 million at the beginning of the fiscal year.
●	Net cash used in operating activities for 1Q26 was approximately $5.6 million, compared to $6.1 million for 1Q25.

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is located in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Non-GAAP Measures: Pipeline

Pipeline is not a term recognized under United States generally accepted accounting principles; however, it is a common measurement used in our industry. Our methodology for determining pipeline may not be comparable to the methodologies used by other companies. Pipeline is a representation of the journey potential customers take from the moment they become aware of our products and service to the moment they become a paying customer. The sales pipeline is divided into a series of phases, each representing a different milestone in the customer journey. It is a tool we use to track sales progress, identify potential roadblocks, and make data-driven decisions to improve our sales performance. Revenue estimates derived from our pipeline can be subject to change due to project accelerations, cancellations or delays due to various factors. These factors can also cause revenue amounts to be realized in periods and at levels different than originally projected.

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Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties.. Except as may be required by applicable law, the Company undertakes no, and expressly disclaims any, obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, circumstances or otherwise after the date of this press release, and you are cautioned not to rely upon them unduly,

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that will be filed with the U.S. Securities and Exchange Commission. The Form 10-K is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	July 31, 2025	April 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,860	$6,715
Accounts receivable, net	2,207	1,191
Contract assets	555	1,088
Inventory	4,865	4,222
Other current assets	893	400
Total current assets	18,380	13,616
Property and equipment, net	4,703	3,444
Intangibles, net	3,456	3,490
Right-of-use assets, net	1,388	1,552
Restricted cash, long-term	154	154
Goodwill	8,537	8,537
Total assets	$36,618	$30,793
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,283	$568
Earnout payable	250	300
Convertible notes payable (Note 13)	7,107	—
Derivative liability (Note 13)	570	—
Accrued expenses	1,293	1,271
Right-of-use liabilities, current portion	981	1,150
Contract liabilities	135	—
Total current liabilities	11,619	3,289
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	606	649
Total liabilities	12,428	4,141
Commitments and contingencies (Note 14)
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding; 100,000 designated as Series A	—	—
Common stock, $0.001 par value; authorized 300,000,000 shares, issued 178,312,252 shares and 172,050,563 shares, respectively; outstanding 171,263,086 shares and 95,573,789 shares, respectively	178	172
Treasury stock, at cost; 787,477 and 787,477 shares, respectively	(1,018)	(1,018)
Additional paid-in capital	361,508	356,588
Accumulated deficit	(336,478)	(329,090)
Accumulated other comprehensive loss	—	—
Total shareholders’ equity	24,190	26,652
Total liabilities and shareholders’ equity	$36,618	$30,793

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended July 31,
	2025	2024

Revenues	$1,182	$1,301
Cost of revenues	1,205	854
Gross margin	(23)	447

Operating expenses	7,055	4,920
Operating loss	(7,078)	(4,473)

Interest (expense)/income, net	(310)	3
Other income, net	—	17
Loss before income taxes	(7,388)	(4,453)
Income tax benefit	—	—
Net loss	(7,388)	(4,453)
Basic and diluted net loss per common share	$(0.04)	$(0.05)
Weighted average shares used to compute basic and diluted net loss per common share	172,969,163	81,951,002

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OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended July 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(7,388)	$(4,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	194	204
Amortization of intangible assets	34	33
Amortization of right of use asset	231	207
Share-based compensation	2,399	259
Changes in operating assets and liabilities:
Accounts receivable	(1,016)	(167)
Contract assets	533	(459)
Inventory	(643)	(850)
Right of use asset	(66)	—
Other assets	(493)	962
Accounts payable	715	(1,625)
Earnout payable	(50)	(50)
Accrued expenses	22	(208)
Right-of-use liabilities	(212)	(121)
Contract liabilities	135	144
Net cash used in operating activities	$(5,605)	$(6,124)
Cash flows from investing activities:
Purchases of property and equipment	(1,453)	(374)
Net cash used in investing activities	$(1,453)	$(374)
Cash flows from financing activities:
Proceeds from convertible notes	$9,866	—
Proceeds from issuance of common stock - At The Market offering, net of issuance costs	337	$6,529
Net cash provided by financing activities	$10,203	$6,529
Net increase in cash, cash equivalents and restricted cash	$3,145	$31
Cash, cash equivalents and restricted cash, beginning of period	$6,869	$3,305
Cash, cash equivalents and restricted cash, end of period	$10,014	$3,336

Supplemental disclosure of noncash investing and financing activities:
Common stock issued related to bonus and earnout payments	$—	$630
Common stock issued related to conversion of convertible debt	2,060	—

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